NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BORROWER.

Original Issue Date: __, 2015

Principal Amount: $[***]

 4% CONVERTIBLE NOTE

DUE [***], 2018

THIS 4% CONVERTIBLE NOTE is one of a series of duly authorized and validly issued Notes of Viatar CTC Solutions Inc., a Delaware corporation, (the “Borrower”), having its principal place of business at 116 John Street, Suite 10, Lowell, Massachusetts 01852, due [***], 2018 (this note, the “Note” and, collectively with the other notes of such series, the “Notes”).

FOR VALUE RECEIVED, Borrower promises to pay to [***] or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of [***] Dollars ($[***]) on [***], 2018 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest, if any, to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is subject to the following additional provisions:

Section 1.          Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Bankruptcy Event” means any of the following events: (a) Borrower or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any Subsidiary thereof, (b) there is commenced against Borrower or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) Borrower or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) Borrower or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, or (e) Borrower or any Subsidiary thereof makes a general assignment for the benefit of creditors.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Price” means on any particular date (a) the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c)  if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4.

“Conversion Price” shall have the meaning set forth in Section 4.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“New York Courts” shall have the meaning set forth in Section 8(d).

“Note Register” shall have the meaning set forth in Section 2(c).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Other Holders” means holders of Other Notes.

“Other Notes” means Notes nearly identical to this Note issued to other Holders.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower.

Section 2.         Interest.

a)

Interest in Cash by ACH Transfer. Holders shall be entitled to receive, and Borrower shall pay, simple interest on the outstanding principal amount of this Note at the annual rate of four (4%) percent, payable on January 1, April 1, July 1 and October 1 (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash only, by ACH transfer to the bank and account shown below in Exhibit B.

b)

Payment Grace Period.  The Borrower shall have a five Business Day grace period to pay any monetary amounts due under this Note except as specifically set forth herein.

c)

Conversion Privileges.  The Conversion Rights set forth in Section 4 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Section 4 hereof.

d)

Application of Payments.  Interest on this Note shall be calculated on the basis of a 365-day year and the actual number of days elapsed.  Payments made in connection with this Note shall be applied first to interest, thereafter to to principal.

e)

Pari Passu.   Except as otherwise set forth herein, all payments made on this Note and the Other Notes and all actions taken by the Borrower with respect to this Note and the Other Notes, shall be made and taken pari passu with respect to this Note and the Other Notes.  There is no restriction whatsoever on the incurrence by the Borrower of other debt, including debt which may be senior to the Notes.

f)

Manner and Place of Payment.   Principal and interest on this Note and other payments in connection with this Note shall be payable at the Borrower’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

Section 3.           Registration of Transfers and Exchanges.

a)          Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)          Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Investor Representations annexed hereto as Exhibits A-1 and A-2 may be transferred or exchanged only in compliance with the terms contained herein and applicable federal and state securities laws and regulations to successor Holders who provide the same investment representations to the Borrower.

c)          Reliance on Note Register. Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.

Section 4.           Conversion.

a)          Voluntary Conversion.   This Note shall be convertible at any time, in whole or in part, into shares of Common Stock at the option of the Holder, at the Conversion Price. The Holder shall effect conversions by delivering to Borrower a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to Borrower unless the entire principal amount of this Note has been so converted. The Holder and Borrower shall maintain records showing the principal amount(s) and interest converted and the date of such conversion(s). Borrower may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Borrower shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

b)        Mandatory Conversion.  From and after May 5, 2017 (two years after the Borrower’s Common Stock has obtained a trading symbol), if the VWAP of the Borrower’s Common Stock has exceeded the Conversion Price  for at least twenty (20) Trading Days, and  the average daily trading volume is at least 25,000 shares for the same twenty (20) Trading Day period, the outstanding principal on this Note and accrued but unpaid interest thereon shall automatically, without any further action by the Holder, convert into shares Common Stock at the Conversion Price then in effect (the “Mandatory Conversion”).

c)

Conversion Price.  The conversion price shall be equal to $2.50, subject to adjustment in accordance with Section 5 (the “Conversion Price”).

d)          Mechanics of Conversion.

i.          Conversion Shares Issuable Upon Conversion. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing the principal amount of this Note and accrued but unpaid interest thereon to be converted by (y) the Conversion Price.  For purposes of this computation, (1) in the case of a Mandatory Conversion, the full outstanding principal amount of this Note shall be used, or (2) in the case of a Voluntary Conversion under Section 4(a), the principal amount of this Note designated in the Notice of Conversion shall be used; plus, in both instances, all of the accrued but unpaid interest on such principal amount.

ii.         Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”),  Borrower shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of this Note..

iii.         Reservation of Shares Issuable Upon Conversion. Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than one hundred (100%) percent of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Note at the Initial Conversion Price (as adjusted from time to time) , assuming such principal amount was not converted through the Maturity Date.  Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.         Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, Borrower shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

v.         Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid. Borrower shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

Section 5.           Certain Adjustments.

a)          Stock Dividends and Stock Splits. If Borrower, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Borrower upon conversion of the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Borrower, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Borrower) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)          Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time Borrower grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d)

Pro Rata Distributions. During such time as this Note is outstanding, if Borrower shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

e)          Fundamental Transaction. If, at any time while this Note is outstanding, (i) Borrower, directly or indirectly, in one or more related transactions effects any merger or consolidation of Borrower with or into another Person, (ii) Borrower, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Borrower or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock and Preferred Stock, (iv) Borrower, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) Borrower, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock and Preferred Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of Borrower, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

 If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Borrower shall cause any successor entity in a Fundamental Transaction in which Borrower is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of Borrower under this Note in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of Borrower and shall assume all of the obligations of Borrower under this Note with the same effect as if such Successor Entity had been named as Borrower herein.

f)         Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of Borrower) issued and outstanding.

g)          Notice to the Holder.

i.            Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, Borrower shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.          Notice to Allow Conversion by Holder. If (A) Borrower shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) Borrower shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) Borrower shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of Borrower shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Borrower is a party, any sale or transfer of all or substantially all of the assets of Borrower, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) Borrower shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Borrower, then, in each case, Borrower shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding Borrower or any of the Subsidiaries, Borrower shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.

Prepayment.

a)          General.  Except as otherwise provided herein, the Borrower may not prepay or redeem this Note in whole or in part without the prior written consent of the Holder.  Redemption of Notes from Other Holders shall not provide any right of redemption to the Holder.

Section 7.             Events of Default.

a)           “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.

any default in the payment of (A) the principal amount of any Note or (B) interest and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Conversion Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within ten (10) Trading Days;

ii.

the Borrower shall fail to observe or perform any other material covenant or agreement contained in the Notes (other than a breach by the Borrower of its obligations to deliver shares of Common Stock to the Holder upon conversion) which failure is not cured, if possible to cure, within the earlier to occur of (A) ten (10) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Borrower and (B) twenty (20) Trading Days after the Borrower has become or should reasonably have become aware of such failure;

iii.

the Borrower or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event; or

iv.

any monetary judgment, writ or similar final process shall be entered or filed against the Borrower, any Subsidiary or any of their respective property or other assets for more than $1,000,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)          Remedies Upon Event of Default.  If any Event of Default occurs, the outstanding principal amount of this Note, interests and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. Commencing on the Maturity Date and also five (5) days after the occurrence of any Event of Default interest on this Note shall accrue at an interest rate of 7%. Upon the payment in full, the Holder shall promptly surrender this Note to or as directed by Borrower. In connection with such acceleration described herein, the Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.

Borrower’s Representations.

The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it proposes to engage.  The Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under this Note and to issue and sell this Note. All necessary proceedings of the Borrower have been duly taken to authorize the execution, delivery, and performance of this Note. When this Note is executed and delivered by the Borrower, it will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

Section 10.       Registration of Shares.

The Borrower shall use its best efforts to register the shares of Common Stock issuable upon conversion of the Notes on or prior to March 1, 2017.

Section 11.

Miscellaneous.

a)          Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower, to: Viatar CTC Solutions Inc., 116 John Street, Suite 10, Lowell, Massachusetts 01852, Attn: Ilan Reich, Chief Executive Officer, email:ilankreich@gmail.com, with a copy by fax only to (which shall not constitute notice): Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Attn: Darrin Ocasio, Esq., facsimile: (212) 930-9725, and (ii) if to the Holder, to: the address and email address indicated in Exhibit B.

b)          Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower.

c)          Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.

d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. Each party shall be responsible for its own legal fees and costs in the event any party shall commence an action or proceeding to enforce any provisions of this Note.

e)          Waiver. Any waiver by Borrower or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrower or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by Borrower or the Holder must be in writing.

f)         Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

g)        Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h)        Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)         Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j)         Amendment. Unless otherwise provided for hereunder, this Note may not be modified or amended or the provisions hereof waived without the written consent of Borrower and the Holder.

k)        Facsimile Signature.  In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of _______________, 2015.

VIATAR CTC SOLUTIONS INC.

By: ___________________________________

                                                                                    Name: Ilan Reich

                                                                                    Title: President and CEO

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and interest under the 4% Convertible Note due [***], 2018 of Viatar CTC Solutions Inc., a Delaware corporation (the “Borrower”), into shares of common stock (the “Common Stock”), of Borrower according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by Borrower in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Date to Effect Conversion: ____________________________

Principal Amount of Note to be Converted: $__________________

Signature: _________________________________________

Name: ____________________________________________

Address for Delivery of Common Stock Certificates: __________
_____________________________________________________
_____________________________________________________

Or

DWAC Instructions: _________________________________

Broker No:_____________
Account No: _______________

Exhibit A-1

Investment Representations for Non – U.S. Person

The undersigned (a “Reg S Person”) is not a U.S. Person as defined in Section 902 of Regulation S promulgated under the Securities Act, and hereby represents that the representations in paragraphs (1) through (9) are true and correct with respect to such Reg S Person.

(1)

Such Reg S Person acknowledges and warrants that (i) the issuance and sale to such Reg S Person of the Notes is intended to be exempt from the registration requirements of the Securities Act, pursuant to the provisions of Regulation S; (ii) it is not a “U.S. Person,” as such term is defined in Regulation S and herein, and is not acquiring the Notes and for the account or benefit of any U.S. Person; and (iii) the offer and sale of the Note has not taken place, and is not taking place, within the United States of America or its territories or possessions.  Such Reg S Person acknowledges that the offer and sale of the Notes has taken place, and is taking place in an “offshore transaction,” as such term is defined in Regulation S.

(2)

Such Reg S Person acknowledges and agrees that, pursuant to the provisions of Regulation S, the Notes cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions for a period of one year from and after the Closing Date, unless such Notes are registered for sale in the United States pursuant to an effective registration statement under the Securities Act or another exemption from such registration is available.  Such Reg S Person acknowledges that it has not engaged in any hedging transactions with regard to the Notes.

(3)

Such Reg S Person consents to the placement of a legend on any certificate, note or other document evidencing the Notes and understands that the Company shall be required to refuse to register any transfer of Notes not made in accordance with applicable U.S. securities laws.

(4)

Such Reg S Person is not a “distributor” of securities, as that term is defined in Regulation S, nor a dealer in securities. Such Reg S Person is purchasing the Notes as principal for its own account, for investment purposes only and not with an intent or view towards further sale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof, and has not pre-arranged any sale with any other purchaser and has no plans to enter into any such agreement or arrangement.

(5)

Such Reg S Person is not an Affiliate of the Company nor is any Affiliate of such Reg S Person an Affiliate of the Company. An “Affiliate” is an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (each of the foregoing, a “Person”) that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.  With respect to a Reg S Person, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Reg S Person will be deemed to be an Affiliate of such Reg S Person.

(6)

Such Reg S Person understands that the Notes have not been registered under the Securities Act or the securities laws of any state and are subject to substantial restrictions on resale or transfer.  The Notes are “restricted securities” within the meaning of Regulation S and Rule 144, promulgated under the Securities Act.

(7)

Such Reg S Person acknowledges that the Notes may only be sold offshore in compliance with Regulation S or pursuant to an effective registration statement under the Securities Act or another exemption from such registration, if available.  In connection with any resale of the Notes pursuant to Regulation S, the Company will not register a transfer not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or in accordance with another exemption from the Securities Act.

(8)

Such Reg S Person represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the offering of the Notes, including: (a) the legal requirements within its jurisdiction for the purchase of the Notes; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Notes.  Such Reg S person’s subscription and payment for, and its continued beneficial ownership of the Notes, will not violate any applicable securities or other laws of the jurisdiction of its residence.

(9)

Such Reg S Person makes the representations, declarations and warranties as contained in this Exhibit A with the intent that the same shall be relied upon by the Borrower in determining its suitability as a purchaser of such Notes.

___________________________________

Name of Purchaser (Print)

___________________________________

Signature of Purchaser

                                                                            ________________

Capacity of Signatory (for entities)                      Date

Exhibit A-2

Investment Representations for Accredited Investor

The Holder hereby acknowledges, agrees with and represents, warrants and covenants to the Company, as follows:

(a)

Accredited Investor.  The Holder is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act by virtual of being (initial all applicable responses below):

[__]	an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000,
[__]

an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year

[__]

a bank as defined in section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; a insurance company as defined in section 2(a)(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors

[__]	a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.
[__]

a corporation, partnership, Massachusetts business trust, or nonprofit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Shares and the applicable Warrants and with total assets in excess of $5,000,000.

[__]

a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Notes, whose purchase is directed by a “sophisticated investor” as defined in Regulation 506(b)(2)(ii) under the Act.

[__]	an entity in which all of the equity owners are “accredited investors” within one or more of the above categories.

(b)

Experience.  The Holder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of its investments, and to make an informed decision relating thereto, and to protect its own interests in connection with the purchase of the Notes.

(c)

Own Account.  The Holder is purchasing the Note as principal for its own account, for investment purposes only and not with an intent or view towards further sale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof, and has not pre-arranged any sale with any other person and has no plans to enter into any such agreement or arrangement.

(d)

Exemption.  The Holder understands that the offer and sale of the Notes is not being registered under the Securities Act or any state securities laws and is intended to be exempt from registration provided by Rule 506 promulgated under Regulation D and/or Section 4(a)(2) of the Securities Act;

(e)

Importance of Representations.  The Holder understands that the Notes are being offered and sold to it in reliance on an exemption from the registration requirements of the Securities Act, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the applicability of such safe harbor and the suitability of the Holder to acquire the Notes;

(f)

No Registration.  The Notes have not been registered under the Securities Act or any state securities laws and may not be transferred, sold, assigned, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available (including, without limitation, under Rule 144 of the Securities Act, as such rule may be amended, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect (“Rule 144”)).  The Holder represents and warrants and hereby agrees that all offers and sales of the Notes and the Notes shall be made only pursuant to such registration or to such exemption from registration.

(g)

Risk.  The Holder acknowledges that the purchase of the Notes involves a high degree of risk, is aware of the risks and further acknowledges that it can bear the economic risk of the Notes, including the total loss of its investment. The Holder has adequate means of providing for its financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Notes for an indefinite period of time.

(h)

Company Information.  The Holder and its Holder representatives, if any, have reviewed all the Company’s filings with the Securities and Exchange Commission and all other documents requested by the Holder, have carefully reviewed them and understand the information contained therein.

(i)

Independent Investigation.  The Holder, in making the decision to purchase the Notes subscribed for, has relied upon independent investigations made by it and its representatives, if any, and the Holder and such representatives, if any, have prior to any sale to it been given access and the opportunity to examine all material contracts and documents relating to this investment and an opportunity to ask questions of, and to receive answers from, the Company or any person acting on its behalf concerning the terms and conditions of this investment. The Holder and its advisors, if any, have been furnished with access to all materials relating to the business, finances and operation of the Company and materials relating to the offer and sale of the Notes (including, without limitation, the Company’s filings with the SEC) which have been requested.  The Holder and its advisors, if any, have received complete and satisfactory answers to any such inquiries.

(j)

No Recommendation or Endorsement.  The Holder understands that no federal, state or other regulatory authority has passed on or made any recommendation or endorsement of the Notes.  Any representation to the contrary is a criminal offense.

(k)

No Representation. In evaluating the suitability of an investment in the Company, the Holder has not relied upon any representation or information (oral or written) other than as stated in the Note or the Company’s filings with the Securities and Exchange Commission.

(l)

No Tax, Legal, Etc. Advice. The Holder is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Notes, and the Holder has relied on the advice of, or has consulted with, only its own advisers.

(m)

No Advertisement or General Solicitation.  Holder acknowledges that it is not aware of, is in no way relying on, and did not become aware of the offering of the Notes through or as a result of any form of general solicitation or general advertising, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or through any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

___________________________________

Name of Holder (Print)

___________________________________

Signature of Holder

___________________________________

Capacity of Signatory (for entities)

____________________________________

Date

Exhibit B

ACH Payment Information

Name:

Address:

Email Address:

Fax:

Tax ID:

(If a non-US person, please provide Form W-BEN)

Bank Name:

Bank Address and Contact:

ABA:

Account Name:

Account Number: